UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF NEW YORK

IN RE:
   CELLULAR PRODUCTS, INC.     BK 94-13415 K

     Upon the motion returnable September 24th, 1996, made by the debtor asking for approval of the sale of assets pursuant to 11 USC 363, Rule 6004(a) and (c) and Rule 2000 (a) and (c), and there appearing William E. Lawson, Attorney for the debtor, Sandra O'Loughlin, special counsel to the Debtor, William Franzblau, representing Hemagen Diagnostics, Inc., Raymond Stillwell, counsel for the Creditor's Committee, Robert Feldman, local counsel for Bio-Tech Imaging, Inc. and Shawn Matlock, General Counsel, and no one appearing in opposition to the motion for the 363 sale of debtor's assets, and the court being satisfied from the documents presented to it and representations made to it, that an urgent sale of the debtor's assets is necessary for its continued operation and that the Lionel Case test has been met and it appearing that the appearance of the attorneys for Bio-Tech Imaging, Inc. were made only to request the court to clarify the bidding procedures for any overbids to be heard on October 3rd, 1996. That following adjournments wherein all the parties met to discuss and reach some accord as to such bidding procedure and they having reported back and recommended certain procedures, it is

     ORDERED, that the debtor is authorized to proceed to sell its assets pursuant to 11 USC 363(f), subject to the taking of possible additional bids on the 3rd day of October, 1996.

     That it is further,

     ORDERED, that the bidding procedure will be according to the following procedure:

     1. Any bidder, if the bid is other than cash, will need to supply audited financial statements, and if the bidder is depending on a backer, audited financial statements of the backer, as well as a valid agreement by the backer to guarantee any bid made by its agent.

     2. If the bidder bids in cash only then proof must be supplied that the bidder has cash in escrow for the purpose of this bidding only.

     3. The initial bid must be at least be $650,000. Any bids above that amount must be made in increments of $10,000.00. Any bid must comply with the configuration of the original Hemagen Diagnostics offer i.e. cash with no more than $200,000.00 deferred for no more than one year.

     4. In the event a total cash bid is made, then all bids thereafter must be total cash bids up to $1,000,000.00

     5.  Any bid over $1,000,000.00 to the extent it exceeds
$1,000,000.00 can be deferred for a period of not in excess of one year.

     6. The successful bidder will have to deposit a non-refundable deposit in an amount equal to ten percent of its successful bid, but not less than $100,000.00, by certified check, cashier's check, or other guaranteed funds on the day of the bid.

     7. In the event the bidder assigns his bid, the original bidder will remain liable for such bid.

     8. Any successful bidder has a right to proceed to audit debtors financial records at their own expense to confirm that the financial information furnished by debtor to Hemagen Diagnostics, Inc. is true and accurate.

     9. The closing will be scheduled 30 days after the auction date provided no appeal is taken.

    10. In the event the successful bidder does not close for any reason, the second highest bid will stand and thirty days after written notice to the second highest bidder a new closing will be scheduled.

DATED:  Buffalo, New York
        September 27, 1996
                           /s/ Michael J. Kaplan
                          _________________________